Exhibit 99.1

Power Integrations Reports Selected Fourth-Quarter and

Full-Year Financial Results

SEC Completes Review of Company’s Stock-Option Accounting and Related Disclosures;

Company Expects to File 2005 Annual Report Shortly

SAN JOSE, Calif. – February 15, 2007 – Power Integrations (OTC: POWI), the leader in high-voltage analog integrated circuits for power conversion, today announced selected financial results for the quarter and year ended December 31, 2006. All numbers should be considered preliminary and subject to change, as the company is yet to complete its customary closing and review procedures.

Preliminary net revenue for the fourth quarter was $41.3 million, an increase of 9 percent from the year-ago quarter and a decline of 7 percent from the third quarter of 2006. Fourth-quarter GAAP gross margin is expected to be approximately 53 percent, including an impact of approximately one margin point from stock-based compensation.

Preliminary full-year net revenue for 2006 totaled $162.4 million, an increase of 13 percent compared to 2005. GAAP gross margin for the full year is expected to exceed 54 percent, including an impact of approximately one margin point from stock-based compensation, offset by a favorable margin impact of approximately one margin point from the ship-and-debit settlement recognized in the second quarter.

Cash and investments totaled $132.7 million as of December 31, 2006, an increase of $4 million during the quarter. For the year, the company’s balance of cash and investments increased by $2.2 million after using $20 million during the year for share repurchases, and incurring approximately $18 million in expenses for its restatement efforts and patent litigation.

“Our revenues for the fourth quarter were clearly impacted by the broad-based supply-chain issues being observed throughout the industry,” said Balu Balakrishnan, president and CEO of Power Integrations. “After a very strong October, bookings slowed significantly in November and December, and revenues from the consumer, computer and industrial segments were all sequentially lower.

“However, bookings have picked up significantly since the start of the year, and we believe that sequential revenue growth is likely to resume in the first quarter,” continued Mr. Balakrishnan.

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“Design activity remains strong across each of our product lines and end markets,” Mr. Balakrishnan added. “In particular, the replacement of linear power supplies continues to accelerate, driven by elevated raw-material costs and the onset of energy-efficiency standards. Revenues for LinkSwitch®, our linear-replacement product line, grew 125 percent in 2006.

“Despite very challenging circumstances, we remained focused on our business and produced excellent results in 2006,” concluded Mr. Balakrishnan. “We delivered strong revenue growth and dramatically improved our gross profit margin. We also had an exceptionally strong year in terms of design wins, with an increase of more than 20 percent in the expected dollar value of designs won compared to the prior year.”

Revenue mix for the fourth quarter was 32 percent consumer, 29 percent communications, 18 percent computer, 14 percent industrial and 7 percent other. Full-year revenue mix was 32 percent consumer, 27 percent communications, 19 percent computer, 15 percent industrial and 7 percent other.

By product family, revenue mix for the fourth quarter was 57 percent TinySwitch®, 32 percent TOPSwitch®, 9 percent LinkSwitch and 2 percent DPA-Switch®. For the full year, revenue mix by product was 53 percent TinySwitch, 36 percent TOPSwitch, 9 percent LinkSwitch and 2 percent DPA-Switch.

Power Integrations received five U.S. patents and one foreign patent during the fourth quarter. The company received 32 U.S. patents and one foreign patent in 2006, and held a total of 163 U.S. patents and 83 foreign patents as of December 31.

Financial outlook

The company currently anticipates that revenues for the first quarter of 2007 will increase by between zero and five percent compared to the fourth quarter. GAAP gross margin for the first quarter is expected to be between 52 percent and 53 percent, including an impact of approximately one margin point from stock-compensation costs. First-quarter GAAP operating expenses are expected to total between $19 million and $22 million. This range includes $3 million to $4 million in stock-compensation expenses, as well as $2 million to $3 million in expenses related to the company’s restatement and less than $1 million related to patent litigation.

PI Reports Selected Fourth-Quarter and Full-Year Financial Results	Page 3

Update on financial restatement

Power Integrations is in the process of restating its historical financial statements through September 30, 2005 to reflect revisions to the measurement dates of certain past stock-option grants. The SEC has completed its review of the company’s stock-option accounting and related disclosures, and the company now expects to file its 2005 annual report shortly. The annual report contains restatement adjustments for fiscal years 1998 through 2004, as well as the first three quarters of 2005. The company expects its aggregate net income over the restatement period to be reduced by approximately $31 million, due primarily to the recognition of expenses for stock-based compensation. The company intends to file its quarterly reports for 2006 as soon as possible following the filing of its 2005 annual report.

Conference call at 1:45 pm Pacific time

Power Integrations management will hold a conference call for members of the investment community today at 1:45 pm Pacific time. Members of the investment community may access the call by dialing 800-374-0113 from within the U.S. or 706-758-9607 from abroad. A replay of the call will be available for one week by dialing 800-642-1687 (U.S.) or 706-645-9291 (non-U.S.) and entering access code 6019321. The call will also be available via a live and archived webcast on the “investor info” section of the company’s website, www.powerint.com.

About Power Integrations

Power Integrations, Inc. is the leading supplier of high-voltage analog integrated circuits used in power conversion. The company’s breakthrough integrated-circuit technology enables compact, energy-efficient power supplies in a wide range of electronic products, in both AC-DC and DC-DC applications. The company’s EcoSmart® energy-efficiency technology, which dramatically reduces energy waste, has saved consumers and businesses around the world more than an estimated $2 billion on their electricity bills since its introduction in 1998. For more information, visit the company’s website at www.powerint.com.

Note Regarding Forward-Looking Statements

The statements in this press release relating to the company’s preliminary fourth-quarter and full-year 2006 financial information, projected financial performance for the first quarter of 2007, and anticipated filing of the company’s 2005 annual report on Form 10-K are forward-looking statements, reflecting management’s current forecast. These forward-looking statements are based on current information that is, by its nature, subject to rapid and even abrupt changes. Due to risks and uncertainties associated with the company’s business, actual results could differ materially from those projected or implied by management’s forward-looking statements. These risks and uncertainties include, but are not limited to: the possibility of further changes to the company’s accounting methodology for valuing past stock-option grants as the company completes its 2005 annual report on Form 10-K; changes and shifts in customer demand away from products that utilize the company’s integrated circuits to products that do not incorporate the company’s products; the company’s ability to maintain and establish strategic relationships; the effects of competition; the risks inherent in the development and delivery of complex technologies; the outcome and cost of patent litigation; the company’s ability to attract, retain and motivate qualified personnel; the emergence of new markets for the company’s products and services; the company’s ability to compete in those markets based on timeliness, cost and market demand; and fluctuations in currency exchange rates. In addition, new product introductions and design wins are subject to the risks and uncertainties that typically accompany development and delivery of complex technologies to the marketplace, including product development delays and defects and market acceptance of the new products. These and other risk factors are more fully explained in the company’s most recent annual report on Form 10-K, filed with the Securities and Exchange Commission on March 16, 2005, and its quarterly report on Form 10-Q, filed on November 7, 2005. The company is under no obligation (and expressly disclaims any obligation) to update or alter its forward-looking statements, whether as a result of new information, future events or otherwise.

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